EXHIBIT 99.1

Sharps Compliance Reports Fiscal 2017 First Quarter Results; Revenue Increases 21%

  First quarter Professional billings increase 65%
  First quarter Pharmaceutical Manufacturer billings increase 44%
  First quarter Retail and Assisted Living billings increase 18% and 13%, respectively
  Inside and online sales channel increases 16%

HOUSTON, Oct. 26, 2016 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (NASDAQ:SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for the first quarter of fiscal 2017, which ended September 30, 2016.

Revenue in the first quarter of fiscal 2017 was $9.5 million, an increase of 21% as compared to revenue of $7.9 million in the same prior year quarter. Revenue from acquired businesses was $1.1 million in the first quarter of FY 2017 and $0.1 million in the corresponding prior year quarter. The Company reported an operating loss of $0.9 million in the first quarter of 2017, compared to operating income of $0.2 million in the first quarter of fiscal 2016. Sharps recorded a net loss of $1 million, or ($0.06) per basic and diluted share in the first quarter of fiscal 2017, compared to net income of $0.2 million or $0.01 per basic and diluted share, in the first quarter of fiscal 2016. During the first quarter of 2017, the Company recorded approximately $0.7 million in acquisition related expenses associated with the completion of its acquisition of Citiwaste. Excluding these acquisition related expenses, on a non-GAAP basis, the Company reported an adjusted net loss of $0.3 million or ($0.02) per diluted share in the first quarter of 2017. (See Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) in the supplemental table included at the end of this release).

Customer billings increased 23% to $9.8 million for the quarter ended September 30, 2016 as compared to billings of $8.0 million in the prior year period. The Company reported significant growth in the Professional and Pharmaceutical Manufacturer markets as well as growth in the Retail and Assisted Living markets. Government market billings were essentially flat at $0.5 million for the quarter which included $0.1 million of orders under the VA’s Blanket Purchase Agreement and $0.3 million of revenue from the MedSafe program. (See Reconciliation of Customer Billings to Revenue in the supplemental table included at the end of this release).

David P. Tusa, President and Chief Executive Officer of Sharps, stated, “With our three strategic acquisitions completed over the past 16 months, we believe Sharps is now positioned as the second largest provider of mailback and route-based medical waste solutions for small to medium quantity generators in the U.S., with strengthened operational infrastructure, an expanded portfolio of solutions and significantly expanded geographic reach. In fact, we are now able to directly service approximately 31% of the U.S. population with our route-based assets, significantly complementing our nation-wide coverage via our mailback solutions. Our first quarter results reflect organic and acquisition growth and the continued expansion of our revenue streams. Margins were lower in the quarter as we incurred certain one-time acquisition-related expenses and as we completed the permitting and construction process for our new treatment facility in Pennsylvania, but we expect to drive efficiencies as we grow. For example, with the opening of our new treatment and distribution facility serving the Northeast, we will not only enhance our ability to directly service our customers with route-based services, but also generate third party revenue. Specifically, we anticipate that the facility will provide annual cost-savings of approximately $0.4 million in fiscal year 2017 and $0.8 million in fiscal year 2018. The cost savings include lower medical waste disposal costs from our route-based operations, lower treatment costs associated with our mailbacks and lower out-bound freight expense from the distribution portion of the new facility.”

Integration of Acquired Route-Based Businesses and Permitting for Treatment Facility

During the first quarter of 2017, Sharps recognized approximately $1.1 million in revenue from the operation of its recently acquired route-based businesses, Alpha/Biomed, Bio-Team Mobile and Citiwaste compared to $0.1 million in revenue from acquisitions in the prior year first quarter. The Company recorded acquisition related expenses of approximately $0.7 million during the September 2016 quarter related to the completion of the Citiwaste acquisition in July 2016. These expenses were higher than the originally estimated costs of $500,000 due to additional regulatory-related expenses associated with the New York and New Jersey state change in ownership and related filings, as well as higher costs associated with third party accounting and valuation services.

Additionally, as the Company previously announced, it received a permit from the Commonwealth of Pennsylvania Department of Environmental Protection Bureau of Waste Management for its medical waste treatment facility in northeastern Pennsylvania. The 40,000 square foot facility has been permitted as both a medical waste treatment facility, using an autoclave, and as a transfer station for medical, pharmaceutical and trace chemotherapy waste of up to 82 tons per day and is expected to be operational by the end of October 2016. The facility is designed to cost-effectively and efficiently process medical waste generated by the Company’s route-based and mailback customers and also doubles as an outbound distribution center of mailback and other solutions.

First Quarter Review

Beginning with the quarter ended September 30, 2016, Sharps has expanded its reporting to include billings by solution offering. The Company’s Mailback billings in the first quarter of 2017 increased 17% to $6.6 million as compared to $5.6 million in the first quarter of 2016, and represented 67% of total revenues. Route-Based Pickup revenues of $1.5 million in the first quarter represented 15% of total revenues and demonstrated an increase of 306% as compared to the first quarter of 2016.

Professional market billings increased 65% to $2.8 million in the first quarter of fiscal 2017 as the Company continued its focus on securing customers from the small to medium quantity generator sector, which consists largely of physicians, clinics, dentists, surgery centers, veterinarians and other healthcare professionals, who benefit from the cost-effective and convenient Sharps Recovery System™ and the Company’s route-based pick-up services. The Company’s inside and online sales channel, which primarily targets the Professional and Government market, realized a 16% increase in billings to $1.6 million in the fiscal 2017 first quarter from $1.4 million in the same prior year period.

Retail market billings increased 18% to $2.1 million compared with $1.7 million in the prior year period, primarily reflecting an increase in flu shot related orders in advance of the flu shot season this quarter compared to last year, offset by a decrease in billings for the TakeAway Medication Recovery System envelopes which were launched by a Retail customer in the fiscal 2016 first quarter totaling $0.3 million.

Pharmaceutical Manufacturer billings increased 44% to $1.8 million in the first quarter of fiscal 2017 compared to $1.2 million in the first quarter of fiscal 2016. During the first quarter, the Company filled orders for new inventory builds for three patient support programs. Sharps expects to launch four additional patient support programs for new drug therapies over the next twelve months, reflecting sales of new patient support opportunities. Once fully rolled out, these four programs are estimated to generate annual revenue of between $0.7 million and $1.2 million.

Government billings remained flat at $0.5 million, consistent with the first quarter of 2016. Government market billings included $0.1 million of orders under the VA’s Blanket Purchase Agreement compared with no VA orders in the first quarter of fiscal 2016. MedSafe related orders to the government market were $0.3 million for the quarter ended September 30, 2016.

Assisted Living market billings grew 13% to $0.6 million for the first quarter of fiscal 2017 as compared to $0.5 million in the first quarter of fiscal 2016. First quarter 2017 Home Health Care billings declined slightly to $1.9 million compared to $2.0 million in the first quarter of fiscal 2016.

Mr. Tusa added, “We saw significant growth in our Professional market related to additional customers gained through our acquisitions as well as from the efforts of our inside sales organization. Pharmaceutical manufacturer billings also increased strongly, as we saw new inventory builds for three patient support programs and ongoing activity related to the launch of new programs. Our unique solution for Pharma companies enables our customers to leverage a branding opportunity, gather patient data and meet medical waste disposal requirements, capabilities that we believe give Sharps a valuable competitive advantage. We also saw solid growth in the Retail market as those customers prepare for the flu shot season. Market interest in our MedSafe offering for the disposal of controlled substances remains steady. We continue to experience slower than expected demand for our TakeAway Envelopes from the VA related to our Blanket Purchase order, as the VA continues its communications and launch activities around the program.”

Operating performance

Gross margin was 31% in the first quarter of fiscal 2017 compared to gross margin of 37% in the first quarter of fiscal 2016. Gross margin for the first quarter of fiscal 2017 was adversely impacted by approximately $0.4 million in revenue from a legacy Pharmaceutical Manufacturer patient support program with little or no up-front margin (split revenue model) and by operating expenses related to the new Pennsylvania treatment facility in advance of the start of operations. These items, as well as excess repair and maintenance and operating costs incurred at our Texas-based treatment facility adversely impacted the first quarter gross margin. There was also a negative impact from higher return transportation costs associated with a USPS rate increase effective February 1, 2016. The Company recently negotiated a concession to this rate increase that became effective October 10, 2016. The normalized and expected gross margin for the quarter was 36.4%.

Selling, general and administrative (SG&A) expense increased 42% to $3.7 million in the first quarter of 2017. SG&A for the first quarter of fiscal 2017 included approximately $0.7 million in acquisition related costs associated with the completion of its acquisition of Citiwaste, $0.1 million of ongoing expenses associated with acquired businesses and higher sales and marketing costs focused on our inside sales initiatives. When excluding expenses related to the completion of the Citiwaste acquisition, SG&A increased by $0.4 million, or 15.4% over the prior year.

The Company reported an operating loss of $0.9 million in the first quarter of fiscal 2017, compared to operating income of $0.2 million in the first quarter of fiscal 2016.

Financial flexibility and a strong balance sheet

Cash and cash equivalents were $6.9 million at September 30, 2016 compared to $12.4 million at June 30, 2016. The decrease in cash and cash equivalents is primarily due to the $4.0 million paid for the Citiwaste acquisition, payment of acquisition related costs, and capital expenditures, including those related to the new Pennsylvania treatment facility.

Expanding Capabilities: A Comprehensive Provider of Medical Waste Service Solutions

Mr. Tusa concluded, “The strategic acquisitions completed since July 2015 have positioned the Company well as a full-service solutions provider for the markets we serve. Although our new treatment and distribution facility in Pennsylvania has adversely impacted our margins prior to launch, we believe the long-term benefits and related cost savings will more than offset the short-term impact on earnings. We believe we are well positioned for future growth as our enhanced capabilities and portfolio of solutions enable us to capture increasing market share in our target small to medium quantity generator segment. We have a nationwide presence with significant focus on growing both our mailback and unused medication solution markets as well as our route-based business in densely populated areas while continuing to develop new products and services to meet the needs of our customer base. We are establishing a strong foundation to make Sharps a much larger company with sustained and growing profitability.”

First quarter fiscal year 2017 webcast and conference call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps’ corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call can be accessed by domestic callers by dialing (877) 407-0782. International callers may access the call by dialing (201) 689-8567. The webcast can be monitored at www.sharpsinc.com.

A telephonic replay will be available through November 26, 2016. To listen to the replay, domestic callers should dial (877) 481-4010 and international callers should dial (919) 882-2331 and enter replay ID number 10108. Transcript will also be posted to the Sharps website, once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include healthcare facilities, pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, surgery centers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and other used healthcare materials. The Company also offers its route-based pick-up service in an eleven (11) state region of the Northeast portion of the United States as well as Texas and Louisiana.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe harbor statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the Company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the Company’s ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company’s ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

Non-GAAP measures

This release contains certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”), including customer billings information, EBITDA and non-GAAP net income per share. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended
	September 30,
	2016	2015	% Change

Revenue	$9,531	$7,869	21.1%

Cost of revenue	6,572	4,990	31.7%
Gross profit	2,959	2,879	2.8%
Gross margin	31.0%	36.6%
SG&A expense	3,699	2,596	42.5%
Depreciation and amortization	200	52

Operating income (loss)	(940)	231
Operating margin	(9.9%)	2.9%
Interest Income	4	9
Interest expense	(31)	-
Total other (expense) income	(27)	9

Income (loss) before income taxes	(967)	240
Income tax expense	-	20
Net income (loss)	$(967)	$220

Net income (loss) per share
Basic	$(0.06)	$0.01
Diluted	$(0.06)	$0.01

Weighted Average Shares Outstanding
Basic	15,868	15,419
Diluted	15,868	15,926

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	September 30, 2016	June 30, 2016
ASSETS:
Current assets:
Cash and cash equivalents	$6,908	$12,435
Accounts receivable, net	7,081	5,814
Inventory, net	4,205	3,919
Prepaid and other current assets	865	695
Total current assets	19,059	22,863
Property, plant and equipment, net	5,938	5,032
Other assets	127	84
Goodwill	6,724	1,039
Intangible assets, net	4,335	1,129
Total assets	$36,183	$30,147

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$2,623	$1,620
Accrued liabilities	1,781	1,534
Due to related party	140	-
Current maturities of long-term debt	3,083	-
Deferred revenue	2,673	2,477
Total current liabilities	10,300	5,631
Long-term deferred revenue, net of current portion	572	483
Other long-term liabilities	183	190
Long-term debt, net of current portion	83	-
Total liabilities	11,138	6,304
Stockholders’ equity:
Total stockholders' equity	25,045	23,843
Total liabilities and stockholders' equity	$36,183	$30,147

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(in thousands)
(Unaudited)

	Three-Months Ended September 30,
	2016	% Total	2015	$ Change	%
BILLINGS BY MARKET:
Professional	$2,818	28.6%	$1,711	$1,107	64.7%
Retail	2,059	20.9%	1,749	310	17.7%
Home Health Care	1,866	19.0%	1,951	(85)	(4.4%)
Pharmaceutical Manufacturer	1,787	18.1%	1,239	548	44.2%
Assisted Living	593	6.0%	526	67	12.7%
Government	450	4.6%	464	(14)	(3.0%)
Environmental	68	0.7%	79	(11)	(13.9%)
Other	207	2.1%	262	(55)	(21.0%)
Subtotal	$9,848	100.0%	$7,981	$1,867	23.4%
GAAP Adjustment *	(317)		(112)	(205)
Revenue Reported	$9,531		$7,869	$1,662	21.1%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company’s balance sheet as deferred revenue.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Solution Information
(in thousands)
(Unaudited)

	Three-Months Ended September 30,
	2016	% Total	2015	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$6,566	66.7%	$5,637	$929	16.5%
Route-Based Pickup	1,465	14.9%	361	1,104	305.8%
Unused Medications	791	8.0%	1,002	(211)	(21.1%)
Third Party Treatment	68	0.7%	79	(11)	(13.9%)
Other	958	9.7%	902	56	6.2%
Total Billings By Solution	$9,848	100.0%	$7,981	$1,867

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(in thousands)
(Unaudited)

	Three-Months Ended September 30,
	2016	% Total	2015	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$5,844	59.3%	$4,089	$1,755	42.9%
Distributors	2,376	24.1%	2,485	(109)	(4.4%)
Inside and Online Sales	1,628	16.6%	1,407	221	15.7%
Total Billings By Channel	$9,848	100.0%	$7,981	$1,867	23.4%

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Income (Loss) to EBITDA
(in thousands)
(Unaudited)

	Three-Months Ended
	September 30,
	2016	2015

Net Income (Loss)	$(967)	$220

Income tax expense	-	20
Interest expense (income)	27	(9)
Depreciation and amortization	338	188

EBITDA	$(602)	$419

The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net income (loss), plus income tax expense, interest income, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Sharps Compliance Corp. and Subsidiaries
Supplemental Reconciliation of GAAP to Non-GAAP Net Income (Loss) Per Share*
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended
	September 30,
	2016	2015

Net Income (Loss)	$(967)	$220

Diluted net income (loss) per share	$(0.06)	$0.01

Adjustments:
Acquisition costs	702	77
Adjustments	702	77
Adjusted Net Income (Loss)	$(265)	$297

Adjusted diluted net income (loss) per share	$(0.02)	$0.02

* In accordance with U.S. generally accepted accounting principles (GAAP), the Company’s net deferred tax assets have been fully reserved by a tax valuation allowance and any tax expense (benefit) has been offset by the utilization of net operating loss carryforwards or additional deferred tax valuation allowance. Therefore, the amounts shown in this schedule have not been adjusted to reflect any tax impact. The Company believes this information is useful to investors and other interested parties. Such information would not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.

For more information contact:
Diana P. Diaz
Sharps Compliance Corp.
Vice President and Chief Financial Officer
Phone: (713) 660-3547
Email: ddiaz@sharpsinc.com

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
Phone: (203) 972-9200
Email: jnesbett@institutionalms.com